Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of our reports dated March 8, 2007 and March 22, 2006 relating to the financial statements of Navios Maritime Holdings Inc. which appear in such Registration Statement.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

June 25, 2007